TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (the "Agreement") is made and entered into effective as of April 3, 2006, by and between EYI INDUSTRIES, INC. a Nevada Corporation (the "Company"), and CORNELL CAPITAL PARTNERS, LP, a Delaware limited partnership (the "Investor").

Recitals:

WHEREAS, the Company and the Investor entered into a Standby Equity Distribution Agreement (the "Standby Equity Distribution Agreement");
a Registration Rights Agreement (the "Registration Rights Agreement") and an Escrow Agreement all of which are dated as of May 13, 2005
(the "Escrow Agreement"). (Collectively, the Standby Equity Distribution Agreement, the Registration Rights Agreement, and the Escrow Agreement are referred to herein as the "Transaction Documents."

NOW, THEREFORE, in consideration of the promises and the mutual promises, conditions and covenants contained herein and in the Transaction Documents and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Termination.  Each of the parties to this Agreement hereby terminates the Transaction Documents and the respective rights and obligations contained therein. As a result of this provision, none of the parties shall have any rights or obligations under or with respect to the Transaction Documents.


IN WITNESS WHEREOF, the parties have signed and delivered this Termination Agreement on the date first set forth above.


EYI INDUSTRIES, INC.


By: /s/ Jay Sargeant

Name:	Jay Sargeant

Title:	President and CEO


CORNELL CAPITAL PARTNERS, LP



By: Yorkville Advisors, LLC

Its: General Partner


By:	/s/ Mark Angelo

Name:	Mark A. Angelo

Title:	Portfolio Manager